Exhibit 99.2

Cara Therapeutics Announces 1-for-3 Reverse Stock Split in Connection with the Proposed Merger with Tvardi Therapeutics

STAMFORD, Conn., April 14, 2025 (GLOBE NEWSWIRE) -- Cara Therapeutics, Inc. (Nasdaq: CARA) (the “Company”), today announced that its Board of Directors (the “Board”) has approved a 1-for-3 reverse stock split of its outstanding shares of common stock.

Cara’s common stock is expected to begin trading on a reverse stock split-adjusted basis at the opening of the market on Wednesday, April 16, 2025 under the new name “Tvardi Therapeutics, Inc.” and under the new symbol “TVRD” following the anticipated closing of the merger (the “Merger”) with Tvard Therapeutics, Inc. (“Tvardi”), with a new CUSIP number 140755 307.

The reverse stock split was approved by Cara’s stockholders at Cara’s special meeting of stockholders held on April 1, 2025, to be effected in the Board’s discretion of not less than 1-for-2 and not more than 1-for-4. The final reverse stock split ratio of 1-for-3 was approved by the Board on April 1, 2025 and will become effective as of 4:01 p.m. Eastern Time on Tuesday, April 15, 2025.

At the effective time of the reverse stock split, every three (3) issued and outstanding shares of the Company’s common stock will automatically be combined into one (1) issued and outstanding share of the Company’s common stock without any change in the par value per share. The reverse stock split will reduce the number of issued and outstanding shares of the Company’s common stock from approximately 4.6 million to approximately 1.5 million (prior to giving effect to the closing of the Merger). The reverse stock split will not change the authorized number of shares of Cara’s common stock.

Fractional shares will not be issued in connection with the reverse stock split. Stockholders who would otherwise be entitled to receive a fractional share will be entitled to receive a cash payment. The reverse stock split will affect all stockholders uniformly and will not alter any stockholder’s relative interest in the Company’s equity securities, except for any adjustments for fractional shares.

In addition, proportionate adjustments will be made to the number of shares underlying, and the exercise or conversion prices of, the Company’s outstanding stock options, and to the number of shares of common stock issuable under the Company's equity incentive plans.

Following the closing of the Merger, the combined company's total outstanding common stock is expected to be approximately 9.4 million shares.

About Tvardi Therapeutics, Inc.

Tvardi is a privately held, clinical-stage, biopharmaceutical company focused on the development of novel, oral small molecule therapies targeting STAT3 to treat fibrosis-driven diseases with significant unmet need. STAT3 is a central mediator across critical fibrotic signaling pathways that drive uncontrolled deposition, proliferation, survival and immune suppression. STAT3 is also positioned at the intersection of many signaling pathways integral to the survival and immune evasion of cancer cells. The company is conducting Phase 2 clinical trials in fibrosis-driven diseases with high unmet need: idiopathic pulmonary fibrosis (NCT05671835) and hepatocellular carcinoma (NCT05440708).

About Cara Therapeutics

Cara is a biopharmaceutical company that has been focused on leading a new treatment paradigm to improve the lives of patients suffering from chronic pruritus. Cara developed an IV formulation of difelikefalin, which is approved for the treatment of moderate-to-severe pruritus associated with advanced kidney disease in adults undergoing hemodialysis in the United States, European Union, and multiple other countries for the treatment of moderate-to-severe pruritus associated with advanced chronic kidney disease in adults undergoing hemodialysis. The IV formulation is out-licensed worldwide.

Forward-looking Statements

Certain statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of these forward-looking statements include statements regarding the anticipated completion and effects of the proposed Merger and the ability of the parties to consummate the Merger on the expected timeline or at all; the reverse stock split and the timing thereof; the impact of the reverse stock split on stockholders, including any adjustments that may result from the treatment of fractional shares, and option holders; the expected number of shares of common stock to be issued and outstanding following the reverse stock split and the Merger, and other statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them,. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include risks related to the Merger, including the completion of the Merger and the satisfaction (or waiver) of closing conditions; the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement; the Company’s actual reductions in spending as compared to anticipated cost reductions; the Company’s costs of continuing to operate as a public company; and the other risks described more fully in Cara Therapeutics’ filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and its other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

INVESTOR CONTACT:

investor@caratherapeutics.com